                                                                   EXHIBIT 10.12

                           ELECTRIC SERVICE AGREEMENT

     This Agreement is made by and between Otter Tail Power Company ("Otter Tail"), a division of Otter Tail Corporation, duly established and existing under the laws of the State of Minnesota, having its principal office at 215 South Cascade Street, Fergus Falls, Minnesota, 56537, and Northern Lights Ethanol, LLC ("Northern"), duly established and existing under the laws of the State of South Dakota, having its principal place of business at 1303 East Fourth Avenue, Milbank, South Dakota, 57252.

     A. Northern is to be the owner and operator of an ethanol manufacturing facility adjacent to the Big Stone Power Plant, near Big Stone City, South Dakota, herein referred to as the "facility.

     B. The Northern owners and developers of the facility desire to contract for electrical service for its facility at a capacity level of approximately 4500 kW.

     C. Otter Tail is willing to render such service to Northern in accordance with the terms and conditions to this Agreement.

     For the reasons recited above and in consideration of the covenants and agreements hereinafter stated, the parties agree as follows:

SECTION ONE. SERVICE

     Otter Tail shall sell and deliver and Northern shall take and pay for all electric service required by Northern for its own use under the terms and conditions specified in this Agreement.

SECTION TWO. RATES

     A. The electric service provided for in this Agreement shall be sold, delivered, purchased, received, and paid for under the terms and conditions of this Agreement, together with Appendix A, Otter Tail's Large General Service rate; Appendix B, Otter Tail's General

Rules and Regulations; and Appendix C, Fuel Adjustment Clause; each of which are attached and are on file with and approved by the South Dakota Public Utilities Commission and now in force or as may be modified from time to time by the South Dakota Public Utilities Commission. Any change or modification to this Agreement must be approved by the South Dakota Public Utilities Commission.

     B. The minimum demand to be billed shall be in accordance with the provisions of Appendix A. Billing for the minimum demand shall begin when Northern determines its project to be commercially operable and requests Otter Tail to begin service under this Agreement.

SECTION THREE. CHARACTER OF SERVICE

     Otter Tail will deliver firm electric service of approximately 7,500 kVa capacity, three-phase, 480 volts (secondary voltage), 60 hertz, alternating current and shall be primary metered at a single point at 13,800 volts. Otter Tail will furnish the necessary equipment and facilities to serve the electrical load of the facility.

SECTION FOUR. POINTS OF DELIVERY

     The electric service provided for under this Agreement shall be delivered by Otter Tail and received by Northern at the point of connection between Northern's and Otter Tail's equipment, namely, at the electrical transition cabinets furnished by Northern at the secondary voltage side of the distribution transformers furnished by Otter Tail. All electrical equipment furnished by Otter Tail at the point of delivery shall be suitable for the purposes set forth in this Agreement, and shall be installed and maintained by Otter Tail in conformity with the requirements of the National Electric Safety Code, the properly constituted local authorities, and Otter Tail's rules and regulations as filed with the South Dakota Public Service Commission.

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SECTION FIVE. METERING

     Otter Tail will install and maintain metering instruments for the facility as follows:

     A. Otter Tail shall furnish and install all necessary meters to measure the electricity furnished by Otter Tail to Northern's facility.

     B. Otter Tail shall be responsible for all the repair, replacement, and preventative maintenance of meters it installs or has installed. Northern shall be responsible for all repair, replacement, and preventative maintenance of meters it installs, if any.

     C. Otter Tail, at its expense, shall be responsible for the testing and calibration of all meters under paragraph A of this Section. Northern shall provide access to Otter Tail personnel during reasonable hours as necessary and required to accomplish the inspection, testing, calibration, and operation of Otter Tail's metering equipment. If requested by Northern, Otter Tail shall provide a minimum of one week notice to Northern of its planned tests of meters and shall permit a representative of Northern to be present at all times the meters are being tested. In addition, Otter Tail will test any or all of such meters as may reasonably be requested by Northern. Reasonable costs for such requested test shall be paid by Northern unless any of the meters are found to be inaccurate in excess of 2%, in which case Otter Tail shall pay for such tests.

     D. Adjustments shall be made in meter readings and billings for errors in a meter reading within six (6) months of the discovery of an error.

SECTION SIX. REGULATORY AUTHORITIES

     This Agreement shall be filed with the South Dakota Public Utilities Commission for its approval and is made subject to all applicable rules, regulations, and orders of the South Dakota Public Utilities Commission.

SECTION SEVEN. EFFECTIVE DATE AND TERM

     This Agreement shall become effective as of the day established in Section Two B, and shall continue in force from year to year until cancelled by twelve months written notice by either party hereto.

SECTION EIGHT. NO RESALE

     Northern agrees not to resell any electric capacity and energy furnished under this Agreement.

SECTION NINE. BILLING AND PAYMENT

     Meters serving the project shall be read by Otter Tail monthly. Based on these readings, Otter Tail shall bill Northern for the electric capacity and energy used in the billing period ending with the meter reading. The bills will be computed by application of Appendix A. The billing shall be sent to Northern at the address set forth in the beginning of this Agreement or other address designated by Northern. Northern shall pay Otter Tail the amount due in accordance with the provisions of Appendix A and shall make payment as provided under the provisions of the General Rules and Regulations, Appendix B.

SECTION TEN. NORTHERN'S LINES, MACHINERY AND APPARATUS

     Northern shall, at its own risk and expense, furnish, install, and keep in good and safe condition all electric lines, machinery and apparatus which may be required for receiving electric capacity and energy from Otter Tail at the point of delivery as described in Section Four, and for distributing and utilizing such capacity and energy.

SECTION ELEVEN. INTERRUPTION OF POWER SUPPLY

     Otter Tail may temporarily interrupt or reduce deliveries of power and energy if Otter Tail determines that such interruption or reduction is necessary or desirable in case of system emergencies, or in order to install equipment in, make replacements within, make investigations and inspections of, or perform other maintenance work on Northern's facilities or the transfer system. Except in case of emergency, in order that Northern's operations will not be unreasonably interfered with, Otter Tail shall give 48 hours advance notice to Northern of any such interruption or reduction, the reason for such interruption or reduction, and the probable duration of such interruption or reduction to the extent of Otter Tail's knowledge of the situation. To the extent possible, Otter Tail will coordinate any outage with Northern. Otter Tail shall make available the use of temporary facilities or equipment to minimize the effect of any such interruption or reduction to the extent reasonable and appropriate.

SECTION TWELVE. FORCE MAJEURE AND FORCED OUTAGE

     A. In the event Otter Tail shall be wholly or partially prevented delivering the electric capacity and energy contracted for herein, or in case the service of such capacity and energy shall be interrupted, or in case Northern shall be prevented from receiving, using, and applying the same by reason of or through strikes, stoppages of labor, riots, fire, flood, invasion, terrorism, insurrection, accident, the order of any court judge, or civil authority, changes in federal, state, or other governmental laws, agency orders, decrees, restraints or regulations, act of God, or any cause reasonably beyond its control and attributable to its neglect, then and in such event Otter Tail shall not be obligated to deliver such electric capacity, energy and service under and pursuant to this Agreement during such period, and shall not be liable for any damage or loss resulting from such interruption or suspension, and Northern shall not be obligated or liable to pay for such capacity, energy or service not delivered, furnished, or supplied during such period.

     B. In any and all such events the party suffering such interruption or suspension shall be prompt and diligent in removing the cause of such interruption or suspension. Either party whose plant shall suspend operation by reason of accident to its machinery, plant or system, shall proceed at once to repair the same within a reasonable time, and, failing to do so, the limit or exemption from liability as fixed in this section shall not apply, and the party so failing shall be liable to the other as though no such limit or exemption had been fixed.

SECTION THIRTEEN. INDEMNIFICATION AND HOLD HARMLESS

     A. Northern shall indemnify, defend, and save harmless Otter Tail from any liability, loss, or expense arising from or growing out of injury to persons, including death, or property damages incurred by persons other than the parties, which may occur on the electric system of Northern and on its side of the point of delivery unless such loss is due to the negligence of Otter Tail.

     B. Otter Tail shall indemnify, defend and save harmless Northern from any liability, loss, or expense arising from or growing out of injury to persons, including death, or property damages for persons other than the parties, which may occur on the electric system of Otter Tail and on its side of the point of delivery unless such loss is due to the negligence of Northern.

     C. If such loss or injury is not due to the negligence of either party or is due to the equal negligence of both parties, any damages recovered therefore shall be borne by the parties equally. If either party is required to satisfy any claim or judgment recovered for such damages, such party shall have the right of contribution against the other party.

SECTION FOURTEEN. ASSIGNMENT

     Neither Otter Tail nor Northern shall voluntarily assign its rights nor delegate its duties under this Agreement, or any part of such rights or duties, without the written consent of the other party. Such consent shall not unreasonably be withheld. This Agreement shall inure to and bind the parties' successors and assigns.

SECTION FIFTEEN. SEVERAL OBLIGATIONS

     Otter Tail and Northern shall each be individually and severally liable for its own obligations under this Agreement.

SECTION SIXTEEN. WAIVER

     Any waiver at any time by either party of its rights with respect to a default under this Agreement, or with respect to any other matters arising in connection with this Agreement, shall be in writing and shall not be deemed a waiver with respect to any subsequent default or other matter.

SECTION SEVENTEEN. NOTICE

     Any notice provided for or concerning this Agreement shall be in writing and shall be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each party as set forth in the beginning of this Agreement.

SECTION EIGHTEEN. EASEMENT AND ACCESS

     Northern shall grant to Otter Tail, during the period of this Agreement, easements of rights-of-way for the construction, extension, maintenance, and repair or removal of electric lines, either overhead or underground, which are or may become necessary to provide the electric service described herein, including the necessary fixtures and apparatus in connection therewith. Further right-of-way, when necessary, shall be granted Otter Tail to place position, and locate the butts of its main poles, pole structures, or underground wires, over, across, or under Northern's property in such manner and location as the parties may mutually agree. Otter Tail shall be given the right-of-way, ingress and egress, at all reasonable times for the purpose of the right-of-way granted and shall have the right to cut down and trim all trees as reasonably necessary to keep the

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wires of its electric lines clear, so as to be maintained in accordance with
Otter Tail's standards of construction and maintenance.

SECTION NINETEEN. OWNERSHIP OF OTTER TAIL LINES AND EQUIPMENT

     The title and ownership of electric lines, related equipment, and metering equipment owned and installed by Otter Tail on Northern property shall be and remain the personal property of Otter Tail and shall not become part of the estate of Northern.

SECTION TWENTY. REMOVAL OF OTTER TAIL LINES AND EQUIPMENT

     Otter Tail shall have the right, exercisable within a reasonable time after the expiration or termination of this Agreement, to remove its electric lines, related equipment, metering equipment, and other appliances and fixtures from the Northern property.

SECTION TWENTY-ONE. ENTIRE AGREEMENT

     All previous communications between the parties hereto, either verbal or written, with reference to the subject matter of this Agreement are hereby abrogated, and this Agreement, as duly accepted and approved, constitutes the sole agreement related to the sale and delivery of electric capacity and energy by Otter Tail to Northern. No modifications of this Agreement shall be binding upon the parties or either of them unless such modifications shall be in writing, duly accepted in writing by Northern and executed by an officer of Otter Tail, except for the provisions for rate change as provided under Section Six hereof and Appendix A.

SECTION TWENTY-TWO. CHOICE OF LAW

     This agreement shall be construed and interpreted in accordance with the laws of the State of South Dakota, excluding any choice of law or rules, which may direct the application of laws of another jurisdiction.

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SECTION TWENTY-THREE. GOVERNANCE OF AGREEMENT OVER REGULATIONS

     Where there are differences between the Agreement and the appended General Rules and Regulations, the Agreement shall govern.

SECTION TWENTY-FOUR. REMEDIES FOR DEFAULT

     In the event Northern shall fail to comply with or shall violate the provisions of this Agreement, or if Northern shall fail to pay for electric service provided by Otter Tail pursuant to the terms of its General Rules and Regulations, and such failure or violation is not remedied or prompt and full performance is not accomplished by Northern within thirty (30) days after written notice of such failure or violation is given by Otter Tail, Otter Tail may pursue any remedies at law and those under its General Rules and Regulations, including the right to disconnect service to Northern's premises.

SECTION TWENTY-FIVE. INVALID PROVISIONS

     The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

SECTION TWENTY-SIX. PARAGRAPH HEADINGS

     The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

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SECTION TWENTY-SEVEN. EQUIPMENT INSTALLED BY NORTHERN

     All electrical equipment on the premises of Northern or connecting Northern's premises with Otter Tail service, furnished by Northern, shall be suitable for the purpose set forth in this Agreement, and shall be installed and maintained by Northern at all times in conformity with the requirements of the National Electric Safety Code, the properly constituted local authorities, and Otter Tail's rules and regulations as filed with the South Dakota Public Utilities Commission.

     In Witness whereof, the parties have caused this Agreement to be executed this 26th day of September, 2001.

NORTHERN LIGHTS ETHANOL, LLC            OTTER TAIL POWER COMPANY


By: /s/ Delton Strasser                 By: /s/ Doug Kjellerup
   --------------------------------        --------------------------------


Its: Chairman                           Its: V.P. Otter Tail Corporation
    -------------------------------         -------------------------------

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                                   APPENDIX A

                       Large General Service, tariff C-02S

OTTER TAIL POWER COMPANY                    Section No. 3, Volume I
Fergus Falls, Minnesota                     5th Revised Sheet No. 30
ELECTRIC RATE SCHEDULE                      Cancelling 4th Rev. Sheet No. 35.1
                                            Rate Designation C-02S, Page 1 of 2
================================================================================

                              LARGE GENERAL SERVICE

                                Rate Zones 1 & 9

         Primary Service                                42-602
         Secondary Service                              42-603

APPLICATION OF SCHEDULE: This schedule is applicable upon request for single and three-phase electric service supplied through one meter. This rate is not applicable for energy for resale, nor for municipal streetlightlng. Emergency, supplementary or standby service will be supplied only in accordance with the terms applying to such service.

All equipment to be served must be of such voltage and electrical characteristics that it can be served from the circuit provided for the main part of the load and the electricity used properly measured by the meter ordinarily installed on such a circuit. If the equipment to be served is such that this is impossible, the, customer must provide any necessary transformers, auto transformers or other devices suitable for connection to the circuit provided by the Company.

Intermittent and highly fluctuating loads requiring a separate service line or separate transformer may be served through a separate meter, on this rate, with a separate billing.

RATE:   Customer Charge $25.50 plus

Demand:                                              Primary              Secondary
                                                     Service               Service
                                               -------------------   -------------------
First 100   kw of billing demand                     $6.75/kw               $7.05/kw
Excess      kw of billing demand                     $4.85/kw               $5.15/kw

                                    PLUS:

Energy:     kwh Charge                           3.362 cents/kwh       3.415 cents/kwh
            All Over 360 kwh per
            kw of billing demand                 2.449 cents/kwh       2.498 cents/kwh

MONTHLY MINIMUM CHARGE: The demand charge, computed in accordance with the terms of this rate.

DETERMINATION OF BILLING DEMAND: The billing demand shall be the maximum kw as measured by a suitable demand meter for any period of 15 consecutive minutes during the months for which the bill is rendered adjusted for excess reactive demand, but not less than the greater of:

================================================================================
SOUTH DAKOTA PUBLIC                        EFFECTIVE for service rendered on and
UTILITIES COMMISSION                       after November 1, 1987 in SD.
Approved:  October 30, 1987
Docket No. F-3691
                       Jay D. Myster, Corporate Secretary

OTTER TAIL POWER COMPANY                    Section No. 3, Volume I
Fergus Falls, Minnesota                     5th Revised Sheet No. 30
ELECTRIC RATE SCHEDULE                      Cancelling 4th Rev. Sheet No. 35.1
                                            Rate Designation C-02S, Page 2 of 2
================================================================================

LARGE GENERAL SERVICE (continued)

DETERMINATION OF BILLING DEMAND: (Continued)

      80 kw or
          25% of the first 500 kw
          50% of the next 500 kw
          75% of the excess kw of billing demand established during the preceding 11 months

ADJUSTMENT FOR EXCESS REACTIVE DEMAND: The billing demand shall be increased by one kw for each whole 10 kvar of reactive demand in excess of 50% of the measured demand in kw.

METERING: If it is impractical or impossible to measure the demand and the energy used with one meter or metering equipment, Otter Tail may, at its option, install separate meters and combine the readings of such meters before applying the rate. If this is done, no allowance shall be made for diversity but all demands and consumptions shall be added together to determine the totals on which billing will be made.

EMERGENCY, SUPPLEMENTARY OR STANDBY SERVICE: Emergency, supplementary or standby service will be provided only subject to individual negotiation, in each instance.

PAYMENT: Bills will be due ten days after the billing date: net payment will be accepted through the 21st day. On the 22nd day after billing an account with an unpaid balance of $5.00 or more (after allowance for any EMP credit) will be considered late and a late payment charge will apply. The late payment charge shall be 1.5% of the unpaid balance plus a collection charge of $2.00, except that a customer with at least 12 successive payments of regular bills prior to the 22nd day after the billing date shall not be billed a late payment charge. Where a customer is disconnected for nonpayment of a bill, a reconnection charge will be made; the charge will the Customer Connection Charge as provided for in Rate M-61S, or any amendments or superseding provisions applicable thereto, plus direct labor costs for reconnection outside of regular business hours.

     A $10.00 charge will be made subsequent to a customer's check being returned from the bank because of nonsufficient funds.

CONTRACT PERIOD: Otter Tail reserves the right to require a contract with the customer in cases of unusual service requirements.

FUEL ADJUSTMENT CLAUSE: The energy charges under this schedule are subject to a Fuel Adjustment Clause as provided for in Rate M-60S, or any amendments or superseding provisions applicable thereto.

REGULATIONS: General Rules and Regulations govern use under this schedule.

ADJUSTMENT FOR MUNICIPAL PAYMENTS: Bills under this rate schedule may be subject to adjustment for certain payments to municipalities as provided in the General Rules and Regulations.

================================================================================
SOUTH DAKOTA PUBLIC                        EFFECTIVE for service rendered on and
UTILITIES COMMISSION                       after November 1, 1987 in SD.
Approved:  October 30, 1987
Docket No. F-3691
                       Jay D. Myster, Corporate Secretary

                                   APPENDIX B

                          General Rules and Regulations

                                [not reproduced]

                                   APPENDIX C

                      Fuel Adjustment Clause, tariff M-60S

OTTER TAIL POWER COMPANY                    Section No. 3, Volume I
Fergus Falls, Minnesota                     5th Rev. Sheet No. 98-Super. 52
ELECTRIC RATE SCHEDULE                      Cancelling 4th Revised Sheet No. 52
                                            Rate Designation M-60S, Page 1 of 1
================================================================================

                             FUEL ADJUSTMENT CLAUSE

There shall be added to or deducted from the monthly bill the amount per kilowatthour (rounded to the nearest 0.001 cents) that the average cost of fuel is above or below 1.5460 cents per kilowatthour. The average cost of fuel per kilowatthour for the current period shall be calculated from data covering actual costs from the most recent three-month period as follows:

Energy costs from actual months 1, 2 and 3 plus unrecovered (or less over recovered) prior cumulative energy costs plus (or minus) the carrying charge, divided by the associated energy (reduced for average system losses) associated with retail sales for actual months 1, 2 and 3 equals the cost of energy amount.

The applicable adjustment will be applied month to month on a uniform billing cycle to each customer's bill at the earliest practical date following the three-month period. The cost of fuel shall be determined as follows:

     1. The expense of fossil fuel, as recorded in Account 151 of the FERC's Uniform System of Accounts for Public Utilities and Licensees, used in the Company's generating plants.

     2. The utility's share of the expense of fossil fuel, as recorded in Account 151, used in jointly-owned or leased plants.

     3. The net energy cost of energy purchases when such energy is purchased on an economic dispatch basis, exclusive of capacity or demand charges.

     4. The actual identifiable fossil and nuclear fuel expense associated with energy purchased for reasons other than identified in 3 above.

     5. Less the fossil fuel-related costs recovered through intersystem sales, including the fuel costs related to economy energy sales and other energy sold on an economic dispatch basis.

Where, for any reason, billed system sales cannot be coordinated with fuel costs, sales may be equated to the total of:

     1.   Net generation
     2.   Purchases and net interchange in, less
     3.   Intersystem sales, less
     4.   Losses on system retail sales

A carrying charge or credit will be included to determine the monthly fuel adjustment factor. The carrying charge or credit will be determined by applying one-twelfth (1/12) of the overall rate of return granted by the Commission in the most recent rate decision to the recorded deferred fuel cost balance of the latest fuel adjustment calculation.

SOUTH DAKOTA PUBLIC                        EFFECTIVE for service rendered on and
UTILITIES COMMISSION                       after November 1, 1987 in SD.
Approved:  October 30, 1987
Docket No. F-3691